Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Maxymiser Holding Corporation U.S. Stock Plan and the Oracle Corporation Deferred Compensation Plan, as amended and restated, of our reports dated June 25, 2015, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 18, 2015